Exhibit 99.1

Golden Phoenix Announces Litigation Settlement Agreement and Resulting Significant Reduction in Liabilities

AMERICAN FORK, UTAH, October 1, 2015 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) (“Golden Phoenix” or the “Company”) announced today that it has reached a settlement and mutual release agreement dated September 24, 2015 with David A. Caldwell (“Caldwell”) et al regarding litigation pertaining to a Peruvian mining venture (the “Agreement”).

The parties have agreed to settle all disputes and a lawsuit originally filed by the Company in October 2013.  Settlement terms include the extinguishment of disputed Company notes payable totaling approximately $913,000 and forgiveness of approximately $190,000 in disputed invoices related to Peruvian operations.

In addition, Caldwell granted to the Company an option to purchase up to 1,000,000 shares owned by Caldwell in a private Canadian mining company in four blocks of stock, each comprising 250,000 shares, for a defined purchase price (the “Stock Options”).  The Company will have the right to purchase one or all blocks of stock at any time beginning at the close of a current financing by the Canadian mining company and continuing until the 24-month anniversary of the Agreement.  Contingent on the exercise of the Stock Options at some point over the next 24 months, the Company agreed to pay Caldwell approximately $45,000 in back pay, an amount already recorded on the books of the Company.

Commenting on the settlement, Donald Gunn, President of the Company, stated, “The conclusion of this disruptive and lengthy litigation will now allow us to focus on the operations of the Company, particularly the exploration and development of our Nevada properties.  Our financial condition has been significantly improved through the extinguishment of more than $1 million in disputed liabilities.”

About the Company: Golden Phoenix Minerals, Inc. is a U.S. mining and exploration company with significant property holdings in the Silver Peak Mining District near Tonopah, Nevada.  The Company seeks to maximize the value of its gold and silver assets through exploration, joint venture, or mineral royalties.  More information on the Company can be found at www.goldenphoenix.us.

Forward-Looking Statements: Information contained herein regarding pending legal matters or strategy, optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While the Company believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description limited herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information, Contact:
Golden Phoenix Investor Relations
Telephone (801) 418-9378
Email: investors@goldenphoenix.us